AMENDMENT NO. 1 TO PARTICIPATION AGREEMENT

For Rules 30e-3 and 498A

This Amendment No. 1 (the “Amendment”) is effective as of March 1, 2021 and amends the Participation Agreement dated June 1, 2017 (the “Agreement”) by and between GOLDMAN SACHS VARIABLE INSURANCE TRUST (the “Trust”), GOLDMAN SACHS & CO. LLC, (the “Distributor”) and BRIGHTHOUSE LIFE INSURANCE COMPANY (“Brighthouse” or the “Company”), on its own behalf and on behalf of each of its separate accounts (the “Accounts”) (collectively, the “Parties”). All capitalized terms used herein and not otherwise defined shall have the meaning ascribed to such terms in the Agreement.

RECITALS

WHEREAS, pursuant to the Agreement, the Accounts invest in shares of certain of the funds (“Fund” or “Funds”) that constitute separate portfolios of the Trust and that serve as investment vehicles for life insurance company separate accounts supporting variable annuity contracts and variable life insurance policies (the “Contracts”) that are offered by insurance companies, such as Brighthouse, on behalf of the Accounts to persons that are registered owners of such Contracts on the books and records of Brighthouse (the “Contract Owners”);

WHEREAS, the Trust maintains on its books and records one or more account(s) that hold and record ownership of shares of the Funds;

WHEREAS, the Accounts are registered as unit investment trusts under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, Rule 30e-1 under the 1940 Act requires each Fund to deliver copies of its shareholder reports to the Accounts as the record owners of shares of such Funds;

WHEREAS, Rule 30e-2 under the 1940 Act requires the Accounts to deliver such Fund shareholder reports to Contract Owners;

WHEREAS, the Parties desire to supplement and amend the Agreement to reflect and implement the requirements, terms and conditions of Rule 30e-3 under the 1940 Act, as amended from time to time (“Rule 30e-3”), to permit (i) the Trust to no longer deliver copies of Fund shareholder reports to the Accounts as would otherwise be required by Rule 30e-1, and (ii) the Accounts to deliver Fund shareholder reports to Contract Owners using the “notice and access” provisions of Rule 30e-3 rather than the delivery methods that would otherwise be required by Rule 30e-2;

WHEREAS, Section 5(b)(2) of the Securities Act of 1933, as amended (the “1933 Act”) may require that a Statutory Prospectus (as defined in rule 498A under the 1933 Act; “Rule 498A”) for the Funds be delivered to Contract Owners under certain circumstances;

WHEREAS, the Parties intend to meet any such Fund Statutory Prospectus delivery requirement by relying on (and complying with the requirements, terms and conditions of) paragraph (j) of Rule 498A; and

WHEREAS, paragraph (j) of Rule 498A requires, inter alia, that certain of the Required Materials (defined below) be posted and maintained on a website specified on the cover page of the Summary Prospectus for the Contracts, and the Company intends to host said website;

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and considerations set forth herein, and to other good and valuable consideration, the Parties agree to supplement and amend the Agreement as follows:

1.

Maintaining Website; Posting and Availability of Fund Shareholder Reports, Disclosure Documents, and Other Required Materials. Brighthouse shall be responsible for and shall fulfill the website posting and other applicable requirements and obligations of the Accounts specified in Rules 30e-3(b) and 498A. Without limiting the generality of the foregoing:

a. The Trust shall provide Brighthouse with the following materials relating to each Fund so that Brighthouse can post the materials to a Brighthouse website address (the “Specified Website”). The Specified Website shall be publicly accessible and the Required Materials (as defined below) posted on the Specified Website shall be publicly accessible, free of charge and shall include: (i) Current Report to Shareholders; (ii) Prior Report to Shareholders; (iii) Complete Portfolio Holdings From Reports Containing a Summary Schedule of Investments (if the Current Report to Shareholders or Prior Report to Shareholders includes a summary schedule of investments in lieu of Schedule I – Investments in securities of unaffiliated issuers); (iv) Portfolio Holdings For Most Recent First and Third Fiscal Quarters; (v) current Summary Prospectus for the Funds; (vi) current Statutory Prospectus for the Funds; and (vii) current Statement of Additional Information (“SAI”) for the Funds (as such documents are specified in paragraphs i through iv of Rule 30e-3(b) and in paragraph (iii) of Rule 498A(j)(1)) (such documents collectively, and together with any additional or alternative documents that may be required by any amendments to Rules 30e-3 or 498A, the “Required Materials”). The Trust shall provide the materials specified in (i), (ii), (iii), and (iv) above to the Company no later than five (5) days before a Report is required to be posted to the Specified Website. The Trust shall provide the materials specified in (v), (vi), and (vii) above to the Company on a timely and continuous basis (to facilitate the required website posting) and provide updated versions as necessary, in order to facilitate a continuous offering of the Funds’ securities and the Contracts.

b. The Trust shall ensure that the Required Materials provided to Brighthouse are in a format, or formats, that are suitable for website posting and convenient for both reading online and printing on paper (in accordance with Rule 30e-3 (b)(3) and are human-readable and capable of being printed on paper in human-readable format (in accordance with Rule 498A(h)(2)(i));

c. Brighthouse shall ensure that persons accessing the Required Materials are able to permanently retain, free of charge, an electronic version of the Required Materials in a format, or formats, that meet the conditions stated above in Section 2(b) (in accordance with Rules 30e-3(b)(4) and 498A(h)(3));

d. In order for Brighthouse to ensure that the Required Materials are kept current (up-to-date) and posted for the duration or period required by Rules 30e-3 and 498A, and to facilitate a continuous offering of the Funds’ securities and the Contracts, the Trust shall promptly provide to Brighthouse any amendments or supplements to the Required Materials;

e. Brighthouse shall make reasonable efforts to comply with the “safe harbor” provisions, terms and conditions of paragraph (b)(b) of Rule 30e-3 and paragraph (h)(4) of Rule 498A, which shall constitute compliance with subsections (a) through (d) of this section 1 of this Amendment (for the avoidance of doubt, for this purpose, the “Company” referred to in said paragraph (b)(5) of Rule 30e-3 and “Registrant” referred to in said paragraph (h)(4) of Rule 498A means Brighthouse on behalf of the Accounts; and

f. The Trust shall prepare and provide the Funds’ Statutory Prospectus and SAI so that those documents permit persons accessing them to move directly back and forth between each section heading in a table of contents of such document and the section of the document referenced in the section of the document referenced in that section heading (in accordance with paragraph (h)(2)(ii) of Rule 498A).

2.	Specified Website, Notice, and Paper Delivery

a.	The Specified Website is as identified in Schedule 4 hereto, as it may be changed by Brighthouse from time to time in its sole discretion;

b.	Paper Notice to Contract Owners. Brighthouse shall provide the paper notice to its Contract Owners in accordance with paragraphs (c) and (d) of Rule 30e-3 (the “Notice”).

c.

Delivery of Paper Copy Upon “Ad Hoc” Request. Brighthouse shall fulfill ad hoc requests from Contract Owners for a paper copy of any of the Required Materials, in accordance with paragraph (e) of Rule 30e-3 and paragraphs (i)(1) and (j)(3) of Rule 498A, subject to the expense provision in subsection (e)(iii) below.

d.

Investor Elections to Receive Future Fund Reports in Paper. Brighthouse shall fulfill Contract Owner elections to receive future Fund shareholder reports in paper, in accordance with paragraph (f) of Rule 30e-3, subject to the expense provision in subsection (e)(iii) below.

e.

Expenses. The Trust and/or Distributor shall bear the cost of preparing, printing and mailing (including postage expenses) of any paper copies of Required Materials, Notice and other fund specific notices and future fund reports pursuant to subsections (b), (c) and (d) of this Section 2.

f.

Summary Prospectuses. The Company intends to use an Initial Summary Prospectus for each currently offered Contract, in accordance with paragraph (j)(1)(i) of Rule 498A. The Trust shall use a summary prospectus for each Fund, in accordance with paragraph (j)(1)(ii) of Rule 498A.

3.

Fund Performance and Expense Data. The Trust shall provide such data regarding each Fund’s investment performance and expense ratios as the Company shall reasonably request, to facilitate the registration and sale of the Contracts. Without limiting the generality of the forgoing, the Trust shall provide:

(i) the “Annual Portfolio Company Expenses” for each Fund calculated in accordance with Item 3 of Form N-1A, before any expense reimbursements or fee waiver arrangements (and, as applicable, in accordance with Instruction 16 to Item 4 of Form N-4 and Instruction 4(a) to Item 4 of Form N-6); and

(ii) the “Total Annual Fund Operating Expenses” for each Fund calculated in accordance with Item 3 of Form N-1A, reflecting any expense reimbursements or fee waiver arrangements (and, as applicable, in accordance with Instruction 4 to Item 17 of form N-4, Instruction 4(b) to Item 4 of Form N-6 and Instruction 4 to Item 18 of Form N-6; and

(iii) the “average annual total returns” for each fund (before taxes) as calculated pursuant to Item 4(b)(b)(2)(iii) of Form N-1A (for the 1, 5, and 10-year periods, and, as applicable, in accordance with Instruction 7 to Item 17 of Form N-4 and Instruction 7 to Item 18 of Form N-6).

The Trust shall provide the forgoing Fund expense and performance data at least annually, on a timely basis to facilitate the Company’s preparation of its annually updated registration statement (and as otherwise reasonably requested by the Company), but in no event later than seventy-five (75) calendar days after the close of each Fund’s fiscal year.

4.	Implementation. This Amendment is effective as of the date noted in the first paragraph of this Amendment.

5.

This Amendment shall be interpreted to be consistent with, and to facilitate compliance with and reliance on, Rules 30e-3 and 498A any interpretations of those Rules by the Securities and Exchange Commission, its staff, courts, or other appropriate legal authorities.

IN WITNESS WHEREOF, each of the Parties hereto has caused this Amendment to the Agreement to be executed in its name and on its behalf through their duly authorized officers signing below as of the date written below.

GOLDMAN SACHS VARIABLE INSURANCE TRUST

(“Trust”)

By:	/s/ Frank Murphy

Name:	Frank Murphy

Title:	Vice President

Date:	06/28/2021 02:59:09

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GOLDMAN SACHS & CO. LLC

(“Distributor”)

By:	/s/ Marci Green

Name:	Marci Green

Title:	Managing Director

Date:	06/28/2021 05:08:58

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BRIGHTHOUSE LIFE INSURANCE COMPANY

(“Brighthouse”)

By:	/s/ Jason Frain

Name:	Jason Frain

Title:	Vice President

Date:	06/28/2021 03:35:14

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SCHEDULE 4

Specified Website:

https://dfinview.com/BHF/TAHD/BHF